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                                                                    EXHIBIT 99.2

                            LSB CORPORATION LAWRENCE
                                  SAVINGS BANK

                            RESOLUTIONS ADOPTED AT A
                    JOINT MEETING OF THE BOARDS OF DIRECTORS

                                FEBRUARY 23, 2006

WHEREAS, as of November 1, 2005, LSB Corporation and Lawrence Savings Bank (collectively, the "Company") and Gerald T. Mulligan entered into that certain Employment Agreement providing for the employment of Mr. Mulligan as President and Chief Executive Officer of the Company, commencing January 3, 2006, which Employment Agreement remains in effect at the present time; and

WHEREAS, by vote of the Boards of Directors on January 10, 2006, employment contracts between the Company and Timothy Felter, John Sharland and Richard D'Ambrosio were not renewed, thereby leaving Mr. Mulligan as the only employee with a continuing employment contract; and

WHEREAS, by letter dated February 23, 2006, Mr. Mulligan has indicated that he would be comfortable performing his duties as President and Chief Executive Officer of the Company without the protection of the Employment Agreement and subject to removal by the Boards of Directors of the Company at any time and has requested the Company to agree to terminate the aforesaid Employment Agreement; and

WHEREAS, the Boards of Directors have determined that it is in the best interests of the Company to honor Mr. Mulligan's request to terminate the Employment Agreement without prejudice to Mr. Mulligan's continued service as President and Chief Executive Officer of the Company; and

WHEREAS, it is the desire of the Boards of Directors that Mr. Mulligan continue to serve as President and Chief Executive Officer of the Company, with the same compensation and benefits as heretofor;

NOW, THEREFORE, it shall be and hereby is by these Boards of Directors

RESOLVED: That the Chairman, in the name and on behalf of the Company, is hereby authorized to execute and deliver to Mr. Mulligan and to the Secretary of the Company for retention in the permanent records and minute books of the Company that certain letter dated February 23, 2006 from Mr. Mulligan to these Boards, thereby terminating, effective as of this date, that certain Employment Agreement dated November 1, 2005 between Mr. Mulligan and the Company; and it is further

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RESOLVED: That Mr. Mulligan continue to serve as President and Chief Executive
          Officer of the Company, with the same compensation as heretofore and benefits applicable to senior officers and employees generally, until further order of these Boards.